Exhibit 99.1




               Consolidated Freightways Names
            Respected Business Turnaround Manager
           John Brincko as Chief Executive Officer



     VANCOUVER, Wash., May 28, 2002 - Consolidated Freightways Corporation (CF) announced today that, to ensure the successful completion of its strategic restructuring, it has engaged a proven turnaround professional to lead the company. The Board of Directors has elected John P. Brincko, a respected business turnaround specialist, as the company's new president and chief executive officer.
     The Board has been reviewing the company's
restructuring progress on an ongoing basis, with attention to improved customer services, operational efficiency, revenue enhancement and greater financial flexibility. The Board and Patrick Blake, who has been president and CEO for the past two years, have determined that CF's restructuring has reached the point at which the company requires an experienced business turnaround professional to carry the process forward to successful completion. As Mr. Brincko begins the next phase of CF's restructuring, Mr. Blake has elected to retire from the company and the Board.
     Mr. Brincko brings to CF a long and successful history in managing turnaround situations, including Sun World International, Inc., Barney's New York, Mossimo, Inc., Globe Security and Stroud's. With over 30 years of executive, financial and operational management experience, he has served as president and chief executive officer of many businesses, in numerous restructuring situations.
     Among the companies for which he has served as president and chief executive officer are Knudsen Foods, Inc., Foremost Dairies and CalComp Technology, Inc., a publicly traded subsidiary of Lockheed Martin. Mr. Brincko owns and manages Brincko Associates, Inc., an international management-consulting firm he founded in 1979.
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     Chairman of the Board William Walsh commented:
"Consolidated Freightways has progressed in its restructuring efforts to a point where the company will be well served by the turnaround experience which John Brincko will provide the company. Pat Blake developed the foundation of our restructuring agenda, particularly in the areas of operations and financing. John Brincko will now apply his special skills to bring the restructuring to a successful conclusion and to position CF as a strong competitor. John has an impressive track record of helping large companies complete successful business turnarounds and return to profitability. That is our goal.
     "The Board of Directors thanks Pat Blake for 33 years of outstanding, dedicated service to this company and for providing CF with the foundation to continue the restructuring," Walsh said.
     Consolidated Freightways Corporation (Nasdaq: CFWY) is a $2.2 billion company comprised of national less-than-truckload (LTL) carrier Consolidated Freightways, third party logistics provider Redwood Systems, Canadian Freightways LTD, Grupo Consolidated Freightways in Mexico and CF AirFreight, an air freight forwarder.
     Consolidated Freightways is a transportation company primarily providing LTL freight transportation throughout North America using its system of 300 terminals and over 18,000 employees.